Exhibit 12.1

CONSOLIDATED OPERATIONS

Ratio of Earnings to Fixed Charges and Preference Share Dividends (Based on the Aviva Group’s Consolidated Results) (1)	Six Months Ended June 30,		Year Ended December 31,
(£ in millions, except ratios)	2011		2010		2009		2008		2007		2006

Profit / (loss) before tax attributable to shareholders’ profits (including non-controlling interests)	(68)		2,440		1,805		(1,300)		1,832		2,977
Share of (profit) / loss of joint ventures and associates	(180)		(131)		504		1,128		304		(485)
Profit / (loss) before tax attributable to shareholders’ profits (before non-controlling interests)	(248)		2309		2309		(172)		2,136		2,492
Add:
Fixed charges (see below)	543		1256		1365		1,576		1,246		876
Amortization of capitalized interest	0		0		0		0		0		0
Dividends from joint ventures and associates	0		63		22		87		32		12
Less:
Interest capitalized	0		0		0		0		0		0
Preference share dividend requirements of consolidated subsidiaries(2)	15		29		29		29		29		29
Earnings	281		3,599		3,667		1,462		3,385		3,351

Interest on core structural borrowings	164		323		335		286		259		230
Interest on operational borrowings	161		330		375		532		363		360
Other interest costs	143		422		449		582		393		165
Other similar charges(3)	61		152		177		147		202		92
Interest capitalized	0		0		0		0		0		0
Preference share dividend requirements of consolidated subsidiaries(2)	15		29		29		29		29		29
Fixed charges	543		1,256		1,365		1,576		1,246		876

Ratio of Earnings to Fixed Charges and Preference Share Dividends	0.52	x	2.87	x	2.69	x	0.93	x	2.72	x	3.82	x

Notes:

(1)          The ratio of earnings to fixed charges and preference share dividends for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 and for the period from January 1, 2011 to May 5, 2011 includes the results of Delta Lloyd.  From May 6, 2011, we ceased to consolidate the results and net assets of Delta Lloyd. Please see our Current Reports on Form 6-K, with respect to our restatement of our audited financial statements as of and for the three years ended

December 31, 2010, in connection with the classification of Delta Lloyd as discontinued operations, and with respect to our financial results for the six months ended June 30, 2011, each as filed with the SEC on November 10, 2011.

(2)          Preference shares represent those shares issued by General Accident plc. To calculate the preference share dividend requirement, the dividend has been divided by one minus the current tax rate of 28%.

(3)          Amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense are reported within Other similar charges.

CONTINUING OPERATIONS (EXCLUDING DELTA LLOYD)

Ratio of Earnings to Fixed Charges and Preference Share Dividends (Based on the Group’s Continuing Operations)(Excluding Delta Lloyd) (1)	Six Months Ended June 30,		Year Ended December 31,
(£ in millions, except ratios)	2011		2010		2009		2008

Profit / (loss) before tax attributable to shareholders’ profits (including non-controlling interests)	658		1,545		1,795		(1,100)
Share of (profit) / loss of joint ventures and associates	(152)		(141)		463		1,101
Profit / (loss) before tax attributable to shareholders’ profits (before non-controlling interests)	506		1404		2258		1
Add:
Fixed charges (see below)	332		601		693		893
Amortization of capitalized interest	0		0		0		0
Dividends from joint ventures and associates	0		0		0		0
Less:
Interest capitalized	0		0		0		0
Preference share dividend requirements of consolidated subsidiaries(2)	15		29		29		29
Earnings	823		1,976		2,922		865

Interest on core structural borrowings	159		311		315		275
Interest on operational borrowings	81		145		153		160
Other interest costs	16		28		59		332
Other similar charges(3)	61		88		137		97
Interest capitalized	0		0		0		0
Preference share dividend requirements of consolidated subsidiaries(2)	15		29		29		29
Fixed charges	332		601		693		893

Ratio of Earnings to Fixed Charges and Preference Share Dividends	2.48	x	3.29	x	4.22	x	0.97	x

Notes:

(1)          The ratio of earnings to fixed charges and preference share dividends for the years ended December 31, 2010, 2009 and 2008 and for the six months ended June 30, 2011 excludes the results of Delta Lloyd.  From May 6, 2011, we ceased to consolidate the results and net assets of Delta Lloyd. Please see our Current Reports on Form 6-K, with respect to our restatement of our audited financial statements as of and for the three years ended December 31, 2010, in connection with the classification of Delta Lloyd as discontinued operations, and with respect to our financial results for the six months ended June 30, 2011, each as filed with the SEC on November 10, 2011.

(2)          Preference shares represent those shares issued by General Accident plc. To calculate the preference share dividend requirement, the dividend has been divided by one minus the current tax rate of 28%.

(2)          Amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense are reported within Other similar charges.